Exhibit 2.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “JUKEBOX HITS VOL. 1 LLC”, FILED IN THIS OFFICE ON THE THIRD DAY OF APRIL, A.D. 2023, AT 1:36 O’CLOCK P.M.

Jeffrey W. Bullock, Secretary of State
7384754 8100 SR# 20231267058	Authentication: 203062763 Date: 04-03-23
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF FORMATION OF JUKEBOX HITS VOL. 1 LLC	State of Delaware Secretary of State Division of Corporations Delivered 01:36 PM 04/03/2023 FILED 01:36 PM 04/03/2023 SR 20231267058 - File Number 7384754

The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), hereby certifies that:

1.	The name of the limited liability company is Jukebox Hits Vol. 1 LLC.

2

The address of its registered office in the State of Delaware is: 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of the registered agent located at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Jukebox Hits Vol. 1 LLC as of March 31, 2023.

/s/ Janet A. Katz
Janet A. Katz, Authorized Person